Exhibit 4.2
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT (I) REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR (II) AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.
PAYMENTS UNDER THIS NOTE ARE SUBJECT TO THE SET-OFF AND SUBORDINATION PROVISIONS SET FORTH HEREIN.
NEW CENTURY TRANSPORTATION, INC.
14% AMENDED AND RESTATED CONVERTIBLE SUBORDINATED NOTE

$[ ]	June 29, 2007
     New Century Transportation, Inc., a New Jersey corporation (the “Company”), for value received, hereby promises to pay to [           ] (“Holder”), the principal sum of [          ] ($[          ]) (the “Principal Amount”) on the Maturity Date (as defined herein), and to pay interest on the unpaid balance of the principal amount of this Note at the rate of seven percent (7%) per annum for the period from the date hereof through March 28, 2008 and at fourteen percent per annum (14%) thereafter, with interest to be payable in the manner and at times provided herein.
     This Note amends and restates and replaces the 7% Convertible Subordinated Note dated June 29, 2007 (the “Prior Note”) which shall be terminated upon execution and delivery of this Note, and is one of the Seller Notes issued pursuant to the Stock Purchase Agreement, dated as of June 13, 2007 (the “Acquisition Agreement”) by and among the Company, P&P Transport, Inc. and Evergreen Equipment Leasing Co., Inc. (each, a “Target” and collectively, the “Targets”) and the Sellers of the Targets. Pursuant to Treasury Regulation 1.1001-3, this Note is considered a newly issued note on March 28, 2008.
     1. Interest. Subject to the provisions of Section 5, accrued but unpaid interest on this Note will be payable in cash on March 28, 2008 and thereafter will accrue and be added to the principal amount hereof on the last day of each calendar quarter commencing June 30, 2008 and on the Maturity Date (each date of payment being an “Interest Payment Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or accrued. Interest will be computed on the basis of a 365/6-day year for the actual days elapsed. If an Interest Payment Date is a Saturday, a Sunday or a legal holiday at a place of payment, payment may be made at that place on the next succeeding business day that is not a Saturday, Sunday or a legal holiday, and no interest on the amount payable shall accrue for the intervening period.
     2. Prepayment. Subject to the provisions of Section 5, this Note may be prepaid at any time in whole or in part without premium or penalty.

     3. Maturity Date. The principal of this Note, together with accrued but unpaid interest thereon, shall be immediately due and payable and shall be repaid on February 28, 2013 (the “Maturity Date”);
     4. Method of Payment.
          Except as provided herein, the Company will pay principal and interest in currency of the United States that at the time of payment is legal tender for payment of public and private debts. Payments shall be made to Holder by wire transfer of immediately available funds to an account designated in writing by Holder and provided to the Company at least ten (10) business days before any Payment Date.
     5. Subordination.
          (a) Certain Defined Terms. The following terms shall have the following meanings:
          “Indebtedness” means, without duplication, with respect to any person, (1) all indebtedness of such person for borrowed money, (2) all obligations evidenced by notes, bonds, debentures or other similar instruments, (3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (4) all obligations of such person as lessee under capital leases, (5) all obligations of such person under acceptance, letter of credit or similar facilities and (6) all Indebtedness of the type referred to in clauses (1) through (5) above guaranteed directly or indirectly in any manner by such person.
          “Notes” means the Seller Notes issued by the Company pursuant to the Acquisition Agreement as amended from time to time. This Note is pari passu with the other Notes.
          “Senior Debt” shall mean the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expenses, supplemental payments, reimbursement obligations, indemnities, and other amounts owing pursuant to the terms of all agreements, documents and instruments providing for, creating, securing, or evidencing or otherwise entered into in connection with, all Indebtedness of the Company, whether outstanding on the date hereof or hereafter created, incurred or assumed, including without limitation all debt payable under the Credit Agreement, dated as of August 14, 2006, among the Company, the Lenders and the other parties thereto (and any amendments, refinancings or replacements thereof or any debt owing under any interest rate swap pursuant thereto) (the “Credit Agreement”). Notwithstanding the foregoing, Senior Debt shall not include (i) any Indebtedness of the Company which, by its terms or the terms of any instrument creating or evidencing it, (A) is expressly pari passu with or expressly subordinate in right of payment to this Note or (B) expressly prohibits this Note or (ii) the Notes.

          “Subordinated Debt” shall mean all Indebtedness of the Company under the Notes, including (a) all principal of, and interest on, the Notes and (b) all other indebtedness, fees, expenses, obligations and liabilities of the Company to any holder of the Notes, whether now existing or hereafter incurred or created, under or pursuant to the Notes or separately under any other document, instrument or agreement executed in connection therewith which relates to the Indebtedness evidenced by the Notes, in each case, whether such amounts are due or not due, direct or indirect, absolute or contingent.
          (b) Subordination to Senior Debt. The Company, for itself and its successors, and the Holder, by acceptance of the Note, agree that the Subordinated Debt shall, to the extent and in the manner hereinafter set forth, be subordinate and junior to the prior payment in full of all Senior Debt.
          This Section 5 will constitute a continuing offer to all persons who, in reliance upon its provisions, become holders of, or continue to hold, Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are made obligees under this Section and they and/or each of them may enforce its provisions.
          (c) Company Not to Make Payments with Respect to Subordinated Debt.
               (i) Upon the maturity of all or any part of the Senior Debt by lapse of time, acceleration or otherwise, such Senior Debt shall first be paid in full in cash, or such payment shall be duly provided for in cash or in a manner satisfactory to the holders of Senior Debt before any payment by or on behalf of the Company is made on account of any Subordinated Debt.
               (ii) Unless and until all Senior Debt shall have been paid in full in cash and all commitments to make loans of Senior Debt to the Company shall have terminated, no payment shall be made by or on behalf of the Company on or with respect to any Subordinated Debt, except (A) payment of regular quarterly payments of interest on the Subordinated Debt when due which payment shall be made solely by addition of accrued interest to the principal amount of this Note, and (B) payment of the principal amount of the Subordinated Debt pursuant to Section 3 hereof so long as (x) at the time such payment pursuant to (A) or (B) is made no event of default or default has occurred and is continuing under the terms of any Senior Debt and (y) such payment pursuant to (A) or (B) will not give rise to an event of default or default under the terms of any Senior Debt.
               (iii) For so long as payment hereunder is prohibited pursuant to Section 5(c)(ii) above, the Company shall not make and no holder of any Subordinated Debt shall demand, accept or receive (in cash or property or by set-off, exercise of contractual or statutory rights or otherwise), or shall attempt to collect or commence any legal proceedings to collect, any direct or indirect payment on account of any Subordinated Debt. For the avoidance of doubt, full or partial conversion of the Note shall not be deemed to be such a payment.

               (iv) Unless and until all Senior Debt shall have been paid in full in cash and all commitments to make loans of Senior Debt to the Company shall have terminated, no holder of any Subordinated Debt will commence or maintain any action, suit or any other legal or equitable proceedings against the Company, or join with any creditor in any such proceedings, under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law, unless the holders of Senior Debt shall also join in bringing such proceedings, provided that this Section 5(c)(iv) shall not prohibit a holder of any Subordinated Debt from filing a proof of claim or otherwise participating in any such proceedings not commenced by it.
          (d) Notes Subordinated to Prior Payment of all Senior Debt on Dissolution, Liquidation or Reorganization of Company. In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to substantially all of its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then:
               (i) the holders of all Senior Debt shall first be entitled to receive payment in full in cash of the principal thereon, premium, if any, interest and all other amounts payable thereon (accruing before and after the commencement of the proceedings, whether or not allowed or allowable as a claim in such proceedings) before the holders of any Subordinated Debt are entitled to receive any payment on account of the principal of, or interest on any Subordinated Debt;
               (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than shares of Common Stock issued to the Holder pursuant to Paragraph 7 hereof) to which the holders of any Subordinated Debt would be entitled, but for the provisions of this Note, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Debt or any representative on behalf of the holders of Senior Debt, to the extent necessary to make payment in full in cash of Senior Debt remaining unpaid;
               (iii) the holders of all Subordinated Debt at the time outstanding irrevocably authorize and empower (without imposing any obligation on) each holder of Senior Debt at the time outstanding, and any representative on behalf of the holders of Senior Debt to demand, sue for, collect and receive such holder’s ratable share of all such payments and distributions in respect of all Subordinated Debt and to give receipt therefor, and to file and prove all claims therefor and take all such other action not inconsistent with the foregoing (including the right to vote such Senior Debt holder’s ratable share of the Subordinated Debt) in the name of the holders of Subordinated Debt or otherwise, as such holder of Senior Debt, or any representative on behalf of the holders of Senior Debt may determine to be necessary or appropriate for the enforcement of this Note; and
               (iv) the holders of Subordinated Debt shall execute and deliver to the holders of Senior Debt all such further instruments confirming the above authorization, and at the sole cost and expense of the Company shall take all such other action as may be requested by any holder of Senior Debt, in order to enable such holder to enforce all claims upon or in respect of each holder’s ratable share of the Subordinated Debt.
          (e) Rights of Holders of Senior Debt; Subrogation.
               (i) Should any payment or distribution or security or the proceeds of any thereof be collected or received by any holder of Subordinated Debt in respect of any Subordinated Debt at a time when such payment or distribution should not have been so made or received because of the provisions of this Section 5, such holder of Subordinated Debt will forthwith deliver the same to the holders of Senior Debt of which such holder of Subordinated Debt is aware for the equal and ratable benefit of the holders of Senior Debt in precisely the form received (except for the non-recourse endorsement or the non-recourse assignment of or by such holder where necessary) for application to payment of all Senior Debt in full, after giving effect to any concurrent payment or distribution to the holders of Senior Debt and, until so delivered, the same shall be held in trust by such holder as the property of the holders of Senior Debt.
               (ii) Upon the payment in full in cash of all Senior Debt, the holder of Subordinated Debt will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company applicable to the Senior Debt until all amounts owing on the Subordinated Debt have been paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of Senior Debt by or on behalf of the Company or by or on behalf of the holders of Subordinated Debt by virtue of this Section 5 which otherwise would have been made to the holders of Subordinated Debt will, as between the Company and the holders of Subordinated Debt to be deemed to be payment by the Company to or on account of the Senior Debt, it being understood that the provisions of this Section 5 are and are intended to be solely for the purpose of defining the relative rights of the holder Subordinated Debt on the one hand, and holders of Senior Debt, on the other hand.
          (f) Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt. No right of any present or future holders of any Senior Debt to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Note regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Senior Debt may extend, renew, increase, modify or amend the terms of the Senior Debt or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company; provided, however, that no such extension, renewal, increase, modification or amendment shall relieve the Company of its obligations to pay principal and interest as provided herein.

     6. Events of Default.
          (a) An “Event of Default” occurs if:
               (i) the Company defaults in the payment of the principal of this Note when the same becomes due and payable at maturity, upon acceleration, or otherwise, and such default continues for more than ten (10) business days;
               (ii) the Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against the Company such proceeding shall not be stayed or dismissed within sixty (60) days from the date of institution thereof;
               (iii) there is a payment default or event of default under the Credit Agreement and, as a result thereof, the Lenders under the Credit Agreement accelerate the maturity of all debt payable under the Credit Agreement before its stated maturity; and
               (iv) the Company fails to observe or perform, in any material respect, any other provision of this Note and such failure continues for a period of thirty (30) days after the Holder has delivered written notice of such default to the Company.
          (b) Acceleration. Subject to the provisions of Section 5, if an Event of Default (other than an Event of Default specified in clause (a)(ii) of Section 6) occurs and is continuing, the Holder, by written notice to the Company and the holders of Senior Debt of which such Holder is aware or should reasonably be aware after due inquiry (an “Acceleration Notice”), may declare the unpaid principal of and accrued interest on this Note to be immediately due and payable. Upon such declaration, if there is at such time any Senior Debt outstanding, the principal and interest on the Notes shall be due and payable only upon an acceleration under the applicable Senior Debt instrument. If an Event of Default specified in clause (a)(ii) of Section 6 occurs, all principal of and interest on the Notes outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder. The Holder by written notice to the Company may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of principal of or interest on this Notes which has become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Any amounts received by the Holder in connection with any action taken pursuant to this Section 6(b) shall be subject to the provisions of Section 5.

          (c) Default Rate. Any payment of principal or interest under this Note which is not paid on the date such payment is due, whether at stated maturity, by acceleration or otherwise, shall begin to bear interest at a default rate of sixteen percent (16%) per annum on the business day after such payment default until either the Holder is paid in full or such payment default has been cured.
          (d) Remedies Cumulative. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.
     7. Conversion
          (a) Optional Conversion. In accordance with the procedures set forth below, the Holder may convert all or any portion of the original Principal Amount of the Note (without including any accrued interest added to such Principal Amount) into shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) at a conversion price of $927 (the “Conversion Price”) for each share of Common Stock, subject to any applicable laws. If the Company splits or subdivides the Common Stock, then the number of shares of Common Stock issuable upon conversion of this Note immediately prior to such split or subdivision shall be proportionately increased, and the Conversion Price shall be proportionately decreased. If the Company undertakes a reverse stock split or similar stock combination with respect to the Common Stock, then the number of shares of Common Stock issuable upon conversion of this Note immediately prior to such reverse split or combination shall be proportionately decreased, and the Conversion Price shall be proportionately increased.
          (b) Covenants. The Company covenants and agrees that so long as this Note is outstanding, (i) the Company shall have authorized and reserved a sufficient number of shares of Common Stock to enable the Holder to convert all or a portion of this Note into Common Stock, and (ii) the Company shall issue the shares of Common Stock upon conversion of this Note in accordance with the terms hereof. The Company further covenants to cause the shares of Common Stock, when issued pursuant to this Section 7, to be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof (other than any liens that may be imposed pursuant to applicable securities laws).
          (c) Procedure. The Holder shall provide written notice (which notice shall be irrevocable) to the Company of its intent to exercise the conversion procedures set forth in this Section 7, including without limitation the portion of the Note being converted. Upon surrender of the Note to the Company by the Holder together with the provision of such notice (the “Surrender Date”) and upon compliance by the Holder with Section 6.19 of the Acquisition Agreement, the Company shall within two (2) Business Days thereafter issue and deliver the Common Stock to the Holder (and, if the Holder is only converting a portion of the principal amount of the Note, a new Note substantially in the form of this Note but with a reduction in the principal amount which reflects the portion of the Note which has been converted) and pay any accrued and unpaid Interest owed to the Holder up to and including the date on which such conversion takes place (the “Conversion Date”) by adding such interest to the principal amount of the Note which remains unconverted or if no such amount remains, such unpaid interest will be the remaining principal amount. The Holder shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of, the Common Stock issuable hereunder (and such Common Stock shall be deemed to have been issued) the day following the Surrender Date.
          (d) Notice of Certain Events. No later than five (5) business days prior to the occurrence of (i) an initial public offering of any class of the Company’s equity securities or (ii) a merger or sale of (including a sale of all or substantially all of the assets of) the Company, the Company shall provide the Holder with written notice of such occurrence.
     8. Amendment and Waiver.
          (a) Consent Required. Any term, covenant, agreement or condition of this Note may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holder. So long as there is Senior Debt outstanding, the subordination provisions of this Note may not be amended without the consent in writing of the holders of a majority in principal amount of the Senior Debt.
          (b) Effect of Amendment or Waiver. Any amendment or waiver shall apply equally to each future holder of the Note and upon the Company. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.
     9. Replacement Notes.
          If a mutilated Note is surrendered to the Company or if the Holder of this Note presents evidence to the reasonable satisfaction of the Company that this Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Note of like tenor if the requirements of the Company for such transactions are met. An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer. The Company may charge for its out-of-pocket expenses incurred in replacing this Note.
     10. No Recourse Against Others.
          No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect or by reason of, such obligations or their creation. The Holder by accepting this Note waives and releases all such liability. This waiver and release are part of the consideration for the issue of this Note.

     11. Notices.
          All notices, requests, consents and demands shall be made in writing and shall be given by registered or certified mail postage prepaid to the following addresses: if to the Company, to New Century Transportation, Inc., 45 East Park Drive, Westhampton, NJ 08060, Attn.: Harry J. Muhlschlegel and Brian Fitzpatrick, with a required copy to Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104, Attention: Carmen J. Romano, Esq. or to such other address as may be furnished in writing to the Holder; and if to the Holder, to [ ] at [ ]. Unless otherwise indicated herein, notices hereunder shall be effective when delivered, if delivered personally, or, if sent by mail, when sent.
     12. Governing Law.
          This Note shall be deemed a contract under, and shall be governed and construed in accordance with, the laws of the State of New Jersey without giving effect to principles of conflicts of laws.
     13. Set-off; Satisfaction of Claims.
          The Company shall have the right but not the obligation to set off against its obligations hereunder any claim it or its affiliates may have against the Holder under the Acquisition Agreement or otherwise.
     14. Successors, etc.; Entire Agreement; Assignment.
          This Note shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns. This Note constitutes the entire agreement between the parties, superseding all prior understandings and writings, with respect to the indebtedness represented hereby. Neither Holder nor the Company may assign or transfer this Note without the prior written consent of the other; provided, however, that the Company may assign or transfer this Note to any successor entity (whether by merger, acquisition, sale of all or substantially all of its assets or otherwise) without Holder’s prior written consent.
     15. Headings.
          The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.
     16. Subordination Agreement.
          Holder agrees at the Company’s request to enter into a Subordination Agreement with each holder of Senior Debt in the form as is customarily used by holders of Senior Debt, with such changes therein as such holder of Senior Debt may reasonably request.

     17. Restrictions on Dividends.
          For so long as this Note is outstanding, unless the Holder otherwise agrees in writing, the Company shall not declare or pay any dividend or cash distribution on or in respect of its capital stock (other than for the payment of taxes); provided, however, that the Company shall be permitted to repurchase shares of the Company’s capital stock (i) from a former employee or consultant of the Company (or any subsidiary) where such repurchase arises from the Company’s option or obligation to repurchase such shares upon termination of such employee’s or consultant’s employment and (ii) following an offering of the Company’s capital stock, where such repurchase is made from investors in such offering with proceeds from other investors who exercise any preemptive rights they may have with respect to such offering.
* * * * *
     IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer.
Amended and Restated as of
  March 28, 2008

NEW CENTURY TRANSPORTATION, INC.
By:
Name:
Title:

Agreed:

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